Exhibit 1.1

Placement Agency Agreement

October [●], 2024

Qualigen Therapeutics, Inc.

5857 Owens Avenue, Suite 300

Carlsbad, California 92008

Attn: Kevin Richardson II, Interim Chief Executive Officer

Dear Mr. Richardson:

This letter (the “Agreement”) constitutes the agreement between Univest Securities, LLC, as placement agent (the “Placement Agent”), and Qualigen Therapeutics, Inc., a Delaware corporation (the “Company”), that the Placement Agent shall serve as the placement agent for the Company, on a reasonable “best efforts” basis, in connection with the proposed placement (the “Placement”) of shares (each a “Share” and, collectively, the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”) or pre-funded warrants to purchase shares of Common Stock (the “Pre-Funded Warrants”, collectively with the Shares, the “Securities”) in lieu thereof, depending on the beneficial ownership percentage of the purchaser of the Common Stock following its purchase in the Placement. The Securities shall be offered and sold under the Company’s registration statement on Form S-1 (File No. 333-[●]) (the “Registration Statement”). The Securities actually placed by the Placement Agent are referred to herein as the “Placement Agent Securities.” The terms of the Placement shall be mutually agreed upon by the Company and the purchasers (each, a “Purchaser” and collectively, the “Purchasers”); provided, however, that nothing herein shall obligate the Company to issue any Securities or complete the Placement. The Company expressly acknowledges and agrees that the Placement Agent’s obligations hereunder are on a reasonable “best efforts” basis only and that the execution of this Agreement does not constitute a commitment by the Placement Agent to purchase the Securities and does not ensure the successful placement of the Securities or any portion thereof or the success of the Placement Agent with respect to securing any other financing on behalf of the Company. The Placement Agent may retain other brokers or dealers to act as sub-agents or selected-dealers on its behalf in connection with the Placement. Certain affiliates of the Placement Agent may participate in the Placement by purchasing some of the Placement Agent Securities. The sale of Placement Agent Securities to certain Purchasers will be evidenced by a securities purchase agreement (the “Purchase Agreement”) between the Company and each such Purchaser, in a form reasonably acceptable to the Company and the Purchasers. Capitalized terms that are not otherwise defined herein have the meanings given to such terms in the Purchase Agreement. Prior to the signing of any Purchase Agreement, officers of the Company will be available to answer inquiries from prospective Purchasers.

SECTION 1. REPRESENTATIONS AND WARRANTIES OF THE COMPANY; COVENANTS OF THE COMPANY.

(A) Representations of the Company. With respect to the Placement Agent Securities, each of the representations and warranties (together with any related disclosure schedules thereto) and covenants made by the Company to the Purchasers in the Purchase Agreement in connection with the Placement, is hereby incorporated herein by reference into this Agreement (as though fully restated herein) and is, as of the date of this Agreement and as the Closing Date, hereby made to, and in favor of, the Placement Agent. In addition to the foregoing, the Company represents and warrants that there are no affiliations with any FINRA member firm among the Company’s officers, directors or, to the knowledge of the Company, any five percent (5.0%) or greater stockholder of the Company, except as set forth in the Purchase Agreement and SEC Reports.

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(B) Covenants of the Company.

(i) The Company covenants and agrees to continue to retain (i) a firm of independent PCAOB registered public accountants for a period of at least three (3) years after the Closing Date and (ii) a competent transfer agent with respect to Common Stock for a period of two (2) years after the Closing Date. Furthermore, the Company covenants and agrees that for ninety (90) days after the closing date of the Placement, the Company shall be restricted from issuing certain securities pursuant to the terms of Section 4.10 of the Purchase Agreement.

(ii) The Company and the Placement Agent agree that for a period of twelve (12) months from the closing date of the Placement, the Placement Agent shall be entitled to compensation commensurate with those set forth under Section 3 hereunder, from the sale of any equity, debt and/or equity derivative instruments to any investor actually introduced by the Placement Agent to the Company during the period between the date of that certain engagement letter dated October 1, 2024, by and between the Company and the Placement Agent, and the closing of the Placement (each, a “Tail Financing”), and such Tail Financing is consummated at any time within the twelve (12) month period from the closing date of the Placement.

(iii) The Company and the Placement Agent agree that for a period of eighteen (18) months from the closing date of the Placement, the Company grants the Placement Agent the right to provide investment banking services to the Company on an exclusive basis in the matters below, for which investment banking services are sought by the Company (such right, the “Right of First Refusal”), which right is exercisable in the Placement Agent’s sole discretion. For these purposes, investment banking services shall include, (a) acting as lead or joint-lead manager for any underwritten public offering; (b) acting as lead or joint book-runner and/or lead or joint placement agent, initial purchaser in connection with any private offering of securities of the Company; and (c) acting as financial advisor in connection with any sale or other transfer by the Company, directly or indirectly, of a majority or controlling portion of its capital stock or assets to another entity, any purchase or other transfer by another entity, directly or indirectly, of a majority or controlling portion of the capital stock or assets of the Company, and any merger or consolidation of the Company with another entity. The Placement Agent shall notify the Company of its intention to exercise the Right of First Refusal within 15 business days following notice in writing by the Company. Any decision by the Placement Agent to act in any such capacity shall be contained in separate agreements, which agreements would contain, among other matters, provisions for customary fees for transactions of similar size and nature, as may be mutually agreed upon, and indemnification of the Placement Agent and shall be subject to general market conditions. If the Placement Agent declines to exercise the Right of First Refusal, the Company shall have the right to retain any other person or persons to provide such services on terms and conditions which are not more favorable to such other person or persons than the terms declined by the Placement Agent. The Right of First Refusal granted hereunder may be terminated by the Company for “Cause,” which shall mean a material breach by the Placement Agent of this Agreement or a material failure by the Placement Agent to provide the services as contemplated by this Agreement. The services provided by the Placement Agent hereunder are solely for the benefit of the Company and are not intended to confer any rights upon any persons or entities not a party hereto (including, without limitation, securityholders, employees or creditors of the Company) as against the Placement Agent or its directors, officers, agents and employees.

SECTION 2. REPRESENTATIONS OF THE PLACEMENT AGENT. The Placement Agent represents and warrants that it (i) is a member in good standing of the Financial Industry Regulatory Authority (“FINRA”), (ii) is registered as a broker/dealer under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the securities laws of each state in which an offer or sale of Placement Securities is made (unless exempted from the respective state’s broker-dealer registration requirements), (iii) is licensed as a broker/dealer under the laws of the United States of America, applicable to the offers and sales of the Placement Agent Securities by the Placement Agent, (iv) is and will be a corporate body validly existing under the laws of its place of incorporation, and (v) has full power and authority to enter into and perform its obligations under this Agreement. The Placement Agent will immediately notify the Company in writing of any change in its status with respect to subsections (i) through (v) above. The Placement Agent covenants that it will use its reasonable “best efforts” to conduct the Placement hereunder in compliance with the provisions of this Agreement and the requirements of applicable law.

SECTION 3. COMPENSATION. In consideration of the services to be provided for hereunder, the Company shall pay to the Placement Agent and/or its respective designees a cash fee equal to eight (8.0%) of the gross proceeds from the total amount of Placement Agent Securities sold in the Placement (the “Cash Fee”). The Cash Fee shall be paid on the Closing Date. The Company shall not be required to pay the Placement Agent any fees or expenses except for the Cash Fee and the reimbursement of accountable legal fees and other reasonable and documented out-of-pocket expenses incurred by the Placement Agent in connection with the transaction in the amount of up to $30,000, subject to compliance with FINRA Rule 5110(f)(2)(D); provided, that this sentence in no way limits or impairs the indemnification or contribution provisions contained herein. The Placement Agent reserves the right to reduce any item of compensation or adjust the terms thereof as specified herein in the event that a determination shall be made by FINRA to the effect that the Placement Agent’s aggregate compensation is in excess of FINRA Rules or that the terms thereof require adjustment.

SECTION 4. INDEMNIFICATION.

(A) To the extent permitted by law, with respect to the Placement Agent Securities, the Company shall indemnify the Placement Agent and its affiliates, stockholders, directors, officers, employees, members, and controlling persons (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) against all losses, claims, damages, expenses and liabilities, as the same are incurred (including the reasonable fees and expenses of counsel), relating to or arising out of its activities hereunder, its status, title or role as Placement Agent or pursuant to this Agreement, except to the extent that any losses, claims, damages, expenses or liabilities (or actions in respect thereof) are found in a final judgment (not subject to appeal) by a court of law to have resulted primarily and directly from the Placement Agent’s fraud, willful misconduct or gross negligence in performing the services described herein. Notwithstanding anything set forth herein to the contrary, the Company agrees to indemnify the Placement Agent and its counsel, Blank Rome LLP, to the fullest extent set forth in this Section 4, against any and all claims asserted by any or person or entity alleging that the Placement Agent was not permitted or entitled to act as a placement agent herein, or that the Company was not permitted to hire or retain the Placement Agent herein, including but not limited to any claims arising out of any purported right of first refusal another person or entity claims to have to act as a placement agent or any similar role with respect to the Company or its securities.

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(B) Promptly after receipt by the Placement Agent of notice of any claim or the commencement of any action or proceeding with respect to which the Placement Agent is entitled to indemnity hereunder, the Placement Agent will notify the Company in writing of such claim or of the commencement of such action or proceeding, but failure to so notify the Company shall not relieve the Company from any obligation it may have hereunder, except and only to the extent such failure results in the forfeiture by the Company of substantial rights and defenses. If the Company so elects or is requested by the Placement Agent, the Company will assume the defense of such action or proceeding and will employ its own counsel reasonably satisfactory to the Placement Agent and will pay the reasonable fees and expenses of such counsel. Notwithstanding the preceding sentence, the Placement Agent will be entitled to employ its own counsel separate from counsel for the Company and from any other party in such action if counsel for the Placement Agent reasonably determines that it would be inappropriate under the applicable rules of professional responsibility for the same counsel to represent both the Company and the Placement Agent. In such event, the reasonable fees and disbursements of no more than one (1) such separate counsel will be paid by the Company, in addition to fees of local counsel. The Company will have the right to settle the claim, action or proceeding, provided that the Company shall not settle any such claim, action or proceeding without the prior written consent of the Placement Agent, which may not be unreasonably withheld. The Company shall not be liable for any settlement of any action effected without its written consent, which will not be unreasonably withheld.

(C) The Company agrees to notify the Placement Agent promptly of the assertion against it or any other person of any claim or the commencement of any action or proceeding relating to a transaction contemplated by this Agreement.

(D) If for any reason the foregoing indemnity is unavailable to the Placement Agent or insufficient to hold the Placement Agent harmless, then the Company shall contribute to the amount paid or payable by the Placement Agent as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect not only the relative benefits received by the Company on the one hand and the Placement Agent on the other, but also the relative fault of the Company on the one hand and the Placement Agent on the other that resulted in such losses, claims, damages or liabilities, as well as any relevant equitable considerations. The amounts paid or payable by a party in respect of losses, claims, damages and liabilities referred to above shall be deemed to include any legal or other fees and expenses incurred in defending any litigation, proceeding or other action or claim. Notwithstanding the provisions hereof, the Placement Agent’s share of the liability hereunder shall not be in excess of the amount of fees actually received, or to be received, by the Placement Agent under this Agreement.

(E) These indemnification provisions of this Section 4 shall remain in full force and effect whether or not the transaction contemplated by this Agreement is completed and shall survive the termination of this Agreement, and shall be in addition to any liability that the Company might otherwise have to any indemnified party under this Agreement or otherwise.

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SECTION 5. ENGAGEMENT TERM. The Placement Agent’s engagement hereunder will be exclusive until the earlier of (i) January 10, 2025 and (ii) the Closing Date. The date of termination of this Agreement is referred to herein as the “Termination Date.” In the event, however, in the course of the Placement Agent’s performance of due diligence it deems, it necessary to terminate the engagement, the Placement Agent may do so prior to the Termination Date. The Company may elect to terminate the engagement hereunder for any reason prior to the Termination Date but will remain responsible for fees pursuant to Section 3 hereof with respect to the Placement Agent Securities if sold in the Placement. Notwithstanding anything to the contrary contained herein, the provisions concerning the Company’s obligation to pay any fees actually earned pursuant to Section 3 hereof and the provisions concerning confidentiality, indemnification and contribution contained herein will survive any expiration or termination of this Agreement. If this Agreement is terminated prior to the completion of the Placement, all fees due to the Placement Agent shall be paid by the Company to the Placement Agent on or before the Termination Date (in the event such fees are earned or owed as of the Termination Date). The Placement Agent agrees not to use any confidential information concerning the Company provided to the Placement Agent by the Company for any purposes other than those contemplated under this Agreement.

SECTION 6. PLACEMENT AGENT INFORMATION. The Company agrees that any information or advice rendered by the Placement Agent in connection with this engagement is for the confidential use of the Company only in its evaluation of the Placement and, except as otherwise required by law, the Company will not disclose or otherwise refer to the advice or information in any manner without the Placement Agent’s prior written consent.

SECTION 7. NO FIDUCIARY RELATIONSHIP. This Agreement does not create, and shall not be construed as creating rights enforceable by any person or entity not a party hereto, except those entitled hereto by virtue of the indemnification provisions hereof. The Company acknowledges and agrees that the Placement Agent is not and shall not be construed as a fiduciary of the Company and shall have no duties or liabilities to the equity holders or the creditors of the Company or any other person by virtue of this Agreement or the retention of the Placement Agent hereunder, all of which are hereby expressly waived.

SECTION 8. CLOSING. The obligations of the Placement Agent, and the closing of the sale of the Placement Agent Securities hereunder are subject to the accuracy, when made and on the Closing Date, of the representations and warranties on the part of the Company contained herein and in the Purchase Agreement, to the performance by the Company of its obligations hereunder and in the Purchase Agreement, and to each of the following additional terms and conditions, except as otherwise disclosed to and acknowledged and waived by the Placement Agent:

(A) All corporate proceedings and other legal matters incident to the authorization, form, execution, delivery and validity of each of this Agreement, the Placement Agent Securities, and all other legal matters relating to this Agreement and the transactions contemplated hereby with respect to the Placement Agent Securities have been completed or resolved in a manner reasonably satisfactory in all material respects to the Placement Agent.

(B) The Placement Agent has received the opinion and negative assurance statement of Sichenzia Ross Ference Carmel LLP, U.S. counsel for the Company, addressed to the Placement Agent, dated as of the Closing Date, and in form and substance reasonably satisfactory to the Placement Agent and the Placement Agent’s counsel.

(C) Subsequent to the execution and delivery of this Agreement and prior to the Closing Date, in the Placement Agent’s sole judgment after consultation with the Company, there shall not have occurred any Material Adverse Effect or any material adverse change or development involving a prospective material adverse change in the condition or the business activities, financial or otherwise, of the Company from the latest dates as of which such condition is set forth in the Registration Statement, Preliminary Prospectus and Final Prospectus (“Material Adverse Change”).

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(D) The Placement Agent has received customary certificates of the Company’s Chief Executive Officer (the “Officer’s Certificate”) as to the accuracy of the representations and warranties contained in the Purchase Agreement, and a certificate of the Company’s Secretary (or other suitable executive officer) (the “Secretary’s Certificate”) certifying (i) that the Company’s organizational documents are true and complete, have not been modified and are in full force and effect; (ii) that the resolutions of the Company’s Board of Directors (or any authorized committee thereof) relating to the Placement are in full force and effect and have not been modified; and (iii) as to the incumbency of the officers of the Company. Each of the Officer’s Certificate and Secretary’s Certificate must be dated as of the Closing Date, and all documents referenced in the Secretary’s Certificate must be attached thereto. (E) The Common Stock, including the Shares and the Warrant Shares, shall be registered under the Exchange Act and, as of the Closing Date, the Shares and the Warrant Shares shall be listed and admitted and authorized for trading on the Trading Market or other applicable U.S. national exchange and satisfactory evidence of such action shall have been provided to the Placement Agent. The Company shall have taken no action designed to terminate, or likely to have the effect of terminating, the registration of the Common Stock under the Exchange Act or delisting or suspending from trading the Common Stock from the Trading Market or other applicable U.S. national exchange, nor has the Company received any information suggesting that the Commission or the Trading Market or other U.S. applicable national exchange is contemplating terminating such registration or listing.

(F) The Securities have been registered under the Securities Act as of the Closing Date, and the Placement Agent has received reasonably satisfactory evidence of such registration. The Company has not taken any action designed to, or likely to have the effect of terminating the registration of the Securities under the Securities Act. The Company has not received any information suggesting that the Commission or other regulatory authority is contemplating terminating such registrations.

(G) No action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued by any governmental agency or body which would, as of the Closing Date, prevent the issuance or sale of the Placement Agent Securities or materially and adversely affect or potentially and adversely affect the business or operations of the Company; and no injunction, restraining order or order of any other nature by any federal or state court of competent jurisdiction shall have been issued as of the Closing Date which would prevent the issuance or sale of the Placement Agent Securities or materially and adversely affect or potentially and adversely affect the business or operations of the Company.

(H) The Placement Agent shall have received, and the Company shall have caused to be delivered to the Placement Agent, a cold “comfort letter” and a bring-down “comfort letter”, respectively, from Baker Tilly, dated as of the date hereof and the Closing Date, respectively, in form and substance satisfactory to the Placement Agent. The letter shall not disclose any change in the condition (financial or other), earnings, operations, business or prospects of the Company from that set forth in the Registration Statement or the applicable Prospectus or prospectus supplement, which, in the Placement Agent’s sole judgment, is material and adverse and that makes it, in the Placement Agent’s sole judgment, impracticable or inadvisable to proceed with the Placement of the Securities as contemplated by such Prospectus.

(I) The Company shall have entered into a Purchase Agreement with certain of the several Purchasers of the Placement Agent Securities, and such agreements shall be in full force and effect and contain representations, warranties and covenants of the Company as agreed upon between the Company and the Purchasers.

(J) FINRA shall have raised no objection to the fairness and reasonableness of the terms and arrangements of this Agreement. In addition, the Company shall, if requested by the Placement Agent, make or authorize Placement Agent’s counsel to make on the Company’s behalf, any filing with the FINRA Corporate Financing Department pursuant to FINRA Rule 5110 with respect to the Placement and pay all filing fees required in connection therewith.

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(K) The Placement Agent shall have received an executed lock-up agreement from each of the Company’s executive officers and directors prior to the Closing Date.

(L) The Placement Agent shall have received an executed FINRA questionnaire from each of the Company and the Company’s executive officers, directors and 5% or greater securityholders.

(M) On or before the Closing Date, the Placement Agent and counsel for the Placement Agent have received such information and documents as they may reasonably require for the purposes of enabling them to pass upon the issuance and sale of the Placement Agent Securities as contemplated herein, or in order to evidence the accuracy of any of the representations and warranties of the Company, or the satisfaction of any of the conditions or agreements, herein contained.

If any of the conditions specified in this Section 8 shall not have been fulfilled when and as required by this Agreement, all obligations of the Placement Agent hereunder may be cancelled by the Placement Agent at, or at any time prior to, the Closing Date. Notice of such cancellation shall be given to the Company in writing or orally. Any such oral notice shall be confirmed promptly thereafter in writing.

SECTION 9. GOVERNING LAW. This Agreement will be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made and to be performed entirely in such State, without regard to its conflict of laws principles. This Agreement may not be assigned by either party without the prior written consent of the other party. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and permitted assigns. Any right to trial by jury with respect to any dispute arising under this Agreement or any transaction or conduct in connection herewith is waived. Any dispute arising under this Agreement may be brought into the courts of the State of New York or into the Federal Court located in New York, New York and, by execution and delivery of this Agreement, the Company hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of aforesaid courts. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by delivering a copy thereof via overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. If either party shall commence an action or proceeding to enforce any provisions of this Agreement, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorney’s fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

SECTION 10. ENTIRE AGREEMENT/MISCELLANEOUS. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings, relating to the subject matter hereof. If any provision of this Agreement is determined to be invalid or unenforceable in any respect, such determination will not affect such provision in any other respect or any other provision of this Agreement, which will remain in full force and effect. This Agreement may not be amended or otherwise modified or waived except by an instrument in writing signed by both the Placement Agent and the Company. The representations, warranties, agreements and covenants contained herein shall survive the Closing Date of the Placement and delivery of the Placement Agent Securities. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or a .pdf format file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or .pdf signature page were an original thereof.

SECTION 11. NOTICES. Any and all notices or other communications or deliveries required or permitted to be provided hereunder must be in writing and will be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is sent to the email address specified on the signature pages attached hereto prior to 6:30 p.m. (New York City time) on a Business Day, (b) the next Business Day after the date of transmission, if such notice or communication is sent to the email address on the signature pages attached hereto on a day that is not a Business Day or later than 6:30 p.m. (New York City time) on any Business Day, (c) the third business day following the date of mailing, if sent by U.S. internationally recognized air courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications are as set forth on the signature pages hereto.

SECTION 12. PRESS ANNOUNCEMENTS. The Company agrees that the Placement Agent shall, on and after the Closing Date, have the right to reference the Placement and the Placement Agent’s role in connection therewith in the Placement Agent’s marketing materials and on its website and to place advertisements in financial and other newspapers and journals, in each case at its own expense.

[The remainder of this page has been intentionally left blank.]

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Please confirm that the foregoing correctly sets forth our agreement by signing and returning to the Placement Agents the enclosed copy of this Agreement.

Very truly yours,

UNIVEST SECURITIES, LLC

By:
Name:	Bradley Richmond
Title:	Chief Operating Officer and Head of Investment Banking

Address for notice:
75 Rockefeller Plaza, 18C
New York, New York 10019
Attn:	Bradley Richmond, Chief Operating Officer and Head of Investment Banking
Email:	brichmond@univest.us

[Signature Page to Placement Agency Agreement.]

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Accepted and Agreed to as of the date first written above:

QUALIGEN THERAPEUTICS, INC.

By:
Name:	Kevin Richardson II
Title:	Interim Chief Executive Officer and Interim Chief Financial Officer

Address for notice:

5857 Owens Avenue, Suite 300

Carlsbad, California 92008

Attention: Kevin Richardson II, Interim Chief Executive Officer and Interim Chief Financial Officer

Email: [●]

[Signature Page to Placement Agency Agreement.]

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